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                                                                    Exhibit 99.J


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of STI Classic Funds of our report dated December 19, 2003, included in the Annual Report of Seix Funds, Inc. (comprising the Seix Core Bond Fund, Seix Intermediate Bond Fund, Seix High Yield Fund and Seix Limited Duration Fund) for the year ended October 31, 2003, and to the reference to us under the heading, "Financial Highlights" in the Prospectuses, and under the heading, "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
Boston, Massachusetts
July 8, 2004